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AVON REPORTS FIRST-QUARTER EARNINGS OF $.12 PER SHARE

Total Revenue Up 6%

Results Include $120 Million in Implementation Costs
for Continued Restructuring

NEW YORK, N.Y., April 28, 2006 -- Avon Products, Inc. (NYSE:AVP) today reported that earnings in the first quarter 2006 were $.12 per share, compared with 2005 first-quarter earnings of $.36 per share. The company said the 2006 quarter included a negative impact of $120 million pretax, or $.19 per share after taxes, in costs to implement the current phase of its previously announced restructuring program.

     Avon said that total revenue was $2.0 billion in the first quarter of 2006, an increase of 6% in both dollars and local currency. Active Representatives grew 4%, primarily due to the company’s acquisition of its business in Colombia in

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2005, as well as continued growth in Central & Eastern Europe and Latin America. Units increased 3% year over year. Total sales of Beauty products in the quarter rose 6% in both dollars and local currency.

     Operating profit of $86 million decreased 67%, or $174 million, from the 2005 level. This reduction was due primarily to significant costs related to the company’s turnaround plan, most significantly the $120 million in costs to implement restructuring initiatives. These initiatives included an ongoing downsizing in all regions, and at the corporate level, to reduce organization layers to move management closer to its markets, Representatives and consumers; outsourcing of certain U.S. Representative customer-service transactions; realignment of certain manufacturing processes; and the exit of certain unprofitable operations.

     In line with its major initiative to boost brand competitiveness, Avon said it increased its advertising spend in the quarter by 57% to $40 million. The company also recorded higher inventory obsolescence expenses in each of its segments, totaling $27 million, primarily to support its size-of-line reduction program.

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     In addition to costs associated with the turnaround plan, the first quarter of 2006 was also negatively impacted by the adoption of stock-option expensing, which reduced operating profit by $12 million in the quarter. First-quarter 2006 operating margin was 4.3%, versus 13.9% in the prior year.

     Interest expense in the first quarter 2006 rose significantly year over year due to a higher debt level associated with the company’s aggressive share repurchase program in late 2005, as well as higher interest rates.

     The quarter’s effective tax rate was 20.3% compared with 2005’s rate of 31.5%. The lower 2006 rate resulted primarily from favorable tax audit settlements, which more than offset the adverse impact of restructuring activity on the effective tax rate. Net income in the first quarter 2006 was $56 million, compared with $172 million a year ago.

     At quarter end, Avon’s net debt had increased $36 million from the year-end level. The company said it repurchased $43 million of its stock in the first quarter, and continues to repurchase its shares under an existing five-year, $1.0 billion repurchase authorization.

     Andrea Jung, chairman and CEO, commented on these results saying, “The quarter’s results reflect the aggressive actions we are taking to return our business to sustainable growth. At this early point, we are pleased with the progress we are making on our restructuring initiatives, and we continue to work diligently on all fronts of our previously announced four-point turnaround plan, with 2006 being a transition year.

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     “Along with actions aimed at streamlining our organization and reducing our cost structure, we are committed to improving our brand competitiveness. In particular, our large first-quarter increase in advertising is reflective of early action on this front, and we plan a similar lift in advertising spend in the second quarter,” she continued.

     “These efforts to restore the long-term health of Avon’s business remain our primary focus going forward. Our organization is committed to this task and aligned behind our turnaround strategies,” Ms. Jung concluded.

First-Quarter Regional Highlights

     In the North America region, first-quarter revenue rose 3% on both a dollar and local-currency basis, with all markets contributing solid increases. Active Representatives were 5% lower and units decreased 3%. These declines were more than offset by a larger average order that was driven by strong product launches in skin care, as well as strength in the Beauty Plus category. Reflecting $26 million of costs to implement restructuring activities, as well as a substantial increase in advertising in the U.S., segment operating profit decreased 41%, and operating margin was 6.2%.

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     In Latin America, first-quarter revenue grew 28% (20% in local currency) as the region benefited from the Colombia acquisition and continued strength in Brazil. The region’s active Representatives rose 12% and units increased 10%. The Colombia acquisition favorably impacted revenue growth by 10 points and Representative growth by eight points. The region’s operating profit decreased 16%, as it was unfavorably impacted by costs to implement organization restructuring initiatives of $15 million and a doubling of advertising spend. The region’s operating margin was 11.3%.

     First-quarter revenue in Western Europe, Middle East & Africa was flat compared with the prior year, but rose 7% in local currency, primarily driven by growth in Turkey. Active Representatives grew 2% and units increased 6%, versus the year-ago period. The region reported an operating loss of $34 million in the quarter largely as a result of $31 million in costs to implement restructuring plans. The region’s operating margin was (14.6)%.

     In Central & Eastern Europe, revenue in the first quarter rose 3% (7% in local currency) and units increased 5% versus the year-ago period. In part due to the region’s continued roll-out of Avon’s Sales Leadership program, active Representatives grew 13%. The region’s operating profit was 30% lower primarily due to higher product costs as well as $5 million in costs to implement restructuring plans. Operating margin was 20.2%.

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     Asia Pacific revenue was 11% lower in the quarter (8% lower in local currency), units declined 10% and active Representatives decreased 15%, as the region’s performance continued to be impacted by a sizeable revenue decline in Japan. Avon’s Japan business continued to face issues as it shifts from a direct-mail, customer-centric model to a more traditional direct-selling model. The region had an operating loss of $2 million in the quarter, versus operating profit of $29 million in the prior-year quarter, mainly due to the lower revenue and $13 million in costs to implement restructuring in the quarter. Operating margin was (1.1)%.

     China saw revenue decline 27% (29% in local currency) and units decrease 18% in the first quarter as Avon’s Beauty Boutique owners continued to place smaller orders with the company, compared with the prior year, in connection with the resumption of direct selling. During the first quarter, Avon received the first direct-selling license issued by the government, and has begun national roll-out of its direct-selling business. China had an operating loss of $1 million in the first quarter, versus operating profit of $15 million in 2005’s first quarter, due to the region’s revenue decline, higher advertising and $3 million in costs to implement restructuring initiatives. Operating margin was (1.2)%.

     Global expenses, net of allocation to the operating segments, rose 93% largely due to $27 million in costs to implement restructuring initiatives.

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     Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (973) 528-0014 (entry code 2272). Additionally, the call will be webcast live and can be accessed at www.avoninvestor.com for a period of two weeks.

      Avon, the company for women, is a leading global beauty company, with over $8 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

  our ability to implement the key initiatives of our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, and cash management, tax, foreign currency hedging and risk management strategies, and our ability to achieve anticipated benefits from such initiatives;
  the possibility of business disruption in connection with our multi-year restructuring initiatives;
  our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;
  our ability to replace lost sales attributable to the repositioning of the Beauty Plus and Beyond Beauty business in the United States;

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  our ability to successfully identify new business opportunities and acquisition candidates, and our ability to successfully integrate or manage any acquired business;
  the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;
  our ability to successfully transition our business in China in connection with the resumption of direct selling in that market and our ability to operate using the direct-selling model permitted in that market;
  the impact of substantial currency fluctuations on the results of our foreign operations;
  general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;
  a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as September 11, 2001 or Hurricane Katrina;
  the quality, safety and efficacy of our products;
  our ability to attract and retain key personnel and executives;
  competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;
  our ability to implement our Sales Leadership program globally, to increase Representative productivity, and to compete with other direct-selling organizations to recruit and retain Representatives;
  the impact of changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;
  our ability to protect our intellectual property rights;
  the risk of an adverse outcome in our material pending and future litigations;
  our access to financing; and
  the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended March 31

	2006	2005	Percent Change

Net sales	$1,982.4	$1,860.9	7%
Other revenue	20.8	20.2

Total revenue	2,003.2	1,881.1	6%

Cost of sales (1)	779.7	698.2
Marketing, distribution and
administrative expenses (1)	1,137.3	922.4

Operating profit	86.2	260.5	-67%

Interest expense	26.5	10.1
Interest income	(13.2)	(7.8)
Other expense, net (2)	1.6	4.5

Total other expenses	14.9	6.8

Income before taxes and minority interest	71.3	253.7	-72%
Income taxes (3)	14.5	79.8

Income before minority interest	56.8	173.9
Minority interest	(0.6)	(1.9)

Net income	$56.2	$172.0	-67%

Earnings per share:
Basic	$.12	$.36	-67%

Diluted	$.12	$.36	-67%

Average shares outstanding:
Basic	450.75	471.95
Diluted	452.62	477.00

Notes:

(1)	For the three months ended March 31, 2006, costs to implement restructuring initiatives impacted cost of sales by ($0.5) and Marketing, distribution and administrative expenses by $120.6.

(2)	For the three months ended March 31, 2006 and 2005, Other expense, net includes foreign exchange (gains) losses of ($0.5) and $1.9, respectively.

(3)	For the three months ended March 31, 2006, income taxes were impacted by a reduction in tax expense of $12.6, due to audit settlements and the closure of tax years by expiration of the statute of limitations.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31 2006	December 31 2005

Cash, including cash equivalents	$1,158.0	$1,058.7
Accounts receivable, net	595.7	634.1
Inventories	860.0	801.7
Prepaid expenses and other	466.9	435.1

Total current assets	3,080.6	2,929.6
Property, plant and equipment, net	1,043.7	1,050.8
Other assets	799.7	791.6

Total assets	4,924.0	4,772.0

Debt maturing within one year	530.8	882.5
Accounts payable	538.3	538.2
Other current liabilities	1,152.2	1,089.6

Total current liabilities	2,221.3	2,510.3

Long-term debt	1,253.8	766.5
Other non-current liabilities	702.3	701.0

Total shareholders' equity	746.6	794.2

Total liabilities and shareholders' equity	$4,924.0	$4,772.0

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended March 31

	2006	2005

Cash Flows from Operating Activities:
Net income	$56.2	$172.0
Depreciation and amortization	40.0	31.1
Provision for doubtful accounts	31.8	28.3
Provision for obsolescence	40.6	14.1
Share-based compensation	15.5	3.2
Deferred income taxes	(23.5)	1.4
Other	2.9	3.7

Changes in assets and liabilities:
Accounts receivable	11.3	(17.0)
Inventories	(98.8)	(101.8)
Prepaid expenses and other	(11.9)	(21.5)
Accounts payable and accrued liabilities	97.3	(51.1)
Income and other taxes	(40.9)	(2.4)
Non-current assets and liabilities	(19.6)	(68.8)

Net cash provided (used) by operating activities	100.9	(8.8)

Cash Flows from Investing Activities:
Capital expenditures	(25.2)	(32.5)
Disposal of assets	4.0	2.8
Other investing activities	(0.3)	(0.2)

Net cash used by investing activities	(21.5)	(29.9)

Cash Flows from Financing Activities:
Cash dividends	(79.4)	(78.9)
Total debt, net change	143.7	176.9
Repurchase of common stock	(42.5)	(44.9)
Proceeds from exercise of stock options, net of taxes	6.4	31.7
Other financing activities	(1.0)	(0.3)

Net cash provided by financing activities	27.2	84.5

Effect of exchange rate changes on cash and equivalents	(7.3)	(23.4)

Net increase in cash and equivalents	$99.3	$22.4

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FIRST QUARTER 2006 - THREE MONTHS ENDED 3/31/06

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var.vs 1Q05	% var.vs 1Q05		% var.vs 1Q05	2006 percent	% var.vs 1Q05	% var.vs 1Q05

North America	$613.8	3%	3%	$38.0	-41%	6.2%	-3%	-5%
Latin America (1)	612.6	28	20	69.0	-16	11.3	10	12
Western Europe, Middle East & Africa	233.0	0	7	(34.1)	-796	-14.6	6	2
Central & Eastern Europe	306.0	3	7	61.7	-30	20.2	5	13
Asia Pacific (2)	190.4	-11	-8	(2.1)	-107	-1.1	-10	-15
China	47.4	-27	-29	(0.6)	-104	-1.2	-18	NA
Total from Operations	2,003.2	6	6	131.9	-54	6.6	3	4
Global Expenses	-	-	-	(45.7)	-93	-	-	-
Consolidated (1) (2)	$2,003.2	6%	6%	$86.2	-67%	4.3%	3%	4%

CATEGORY SALES (US$)

				Consolidated

					% var.vs 1Q05

Beauty (cosmetics/fragrances/toiletries)				$1,385.3	6%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				398.5	16
Beyond Beauty (home products/gift and decorative/candles)				198.6	-4

Net Sales				$1,982.4	7%
Other Revenue				20.8	3

Total Revenue				$2,003.2	6%

In December 2005, we announced changes to our global structure. Effective January 1, 2006, we began managing Central and Eastern Europe and also China as stand-alone business units. These changes increase the number of our operating segments to six: North America; Latin America; Western Europe, Middle East and Africa; Central and Eastern Europe; Asia Pacific; and China. Also effective January 1, 2006, we began allocating certain expenses, previously classified as global expense, to our business segments. Other costs associated with the corporate function remain unallocated as global expenses.

(1) The acquisition of our licensee in Colombia increased active Representative growth in Latin America and Consolidated Avon for the three months ended March 31, 2006 by 8 points and 4 points, respectively. The acquisition also favorably impacted units sold in Latin America and Consolidated Avon for the three months ended March 31, 2006 by 6 points and 2 points, respectively.

(2) Growth in active Representatives was negatively impacted by the exit of the business in Indonesia in the first quarter of 2006. This negatively impacted active Representative growth in Asia Pacific and Consolidated Avon for the three months ended March 31, 2006 by 2 points and 1 point, respectively. The exit of the business in Indonesia in first quarter of 2006 also negatively impacted units sold in Asia Pacific for the three months ended March 31, 2006 by 4 points.